UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2001

COREL CORPORATION
(Exact name of registrant as specified in its charter)

Canada
(State of Other Jurisdiction of Incorporation)

0-20562	Not Applicable
(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Carling Avenue
Ottawa, Ontario, Canada    KIZ 8R7
(Address of principal executive offices including zip code)

(613) 728-8200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.

On July 16, 2001 Corel Corporation and Micrografx, Inc. announced that they had signed a definitive agreement whereby Corel will acquire Micrografx in a stock-for-stock transaction to be accounted for as a purchase transaction. The transaction is subject to regulatory approval and approval by Micrografx's shareholders. Micrografx is a recognized global leader in providing enterprise process and graphics software, solutions and services.

The deal is structured to provide Micrografx shareholders with a transaction value equivalent to one times Micrografx's fiscal 2001 annual revenues, subject to certain adjustments, totaling approximately US $32.0 million ("Transactional Value"), or approximately US $2.00 per Micrografx share.

In the event that Corel's common share price at closing is less than US $2.90, Corel will have the option to pay the Transaction Value in cash.

In the event that Corel's common share price at closing is equal to or greater than US $2.90, Corel will issue common stock with a then-current value equivalent to one-half of the Transaction Value at the closing, the number of shares to be issued being determined by Corel's common stock price at closing. In addition, Corel will issue participation rights for the remaining one-half Transaction Value. The value under these rights will be paid to the holders at the first anniversary of the closing date. In the event that Corel's common stock price at that time is equal to or less than the price at closing, Corel will pay in cash the remaining one-half Transaction Value. If Corel's common stock price at that time is higher than the price at closing, Corel will issue common stock with a then-current value equivalent to the remaining one-half Transaction Value plus, on a per share basis, 18 per cent of any increase in the price of Corel common stock in the 12-month period following closing. Corel expects that the maximum number of shares that it will issue is approximately 11.0 million.

On August 7, 2001 Corel Corporation and SoftQuad Software, Ltd. announced that they had signed a definitive agreement whereby Corel will acquire SoftQuad in a stock-for-stock transaction to be accounted for as a purchase transaction. SoftQuad Software, Ltd. is an internationally recognized developer of XML-enabling technologies and commerce solutions for e-business.

The transaction will be a stock-for-stock transaction. Each common share, or equivalent, of SoftQuad will be exchanged for .4152 of a Corel common share on closing, being the ratio of $1.50 to $3.6129. The $1.50 value for each SoftQuad share equals an approximate 34 per cent premium over the closing price of SoftQuad on August 6, 2001. The $3.6129 value for Corel common shares represents the prior 10 day volume weighted average share price of Corel common stock. At then current values, Corel would issue approximately 9.85 million shares if all in-the-money options and warrants of SoftQuad are exercised prior to closing.

The above noted exchange ratio will be fixed for movement in Corel's common share price between $2.71 per share and $4.52 per share. For prices outside this range, Corel would issue more shares at a lower price and fewer shares at a higher price. The maximum number of shares Corel could issue is approximately 11.2 million.

See Exhibits 2.1 - Merger Agreement between Corel Corporation, Calgary I Acquisition Corp. and Micrografx, Inc., 2.2 - Form of Participation Rights Agreement, 2.3 - Merger Agreement between Corel Corporation, Calgary II Acquisition Corp. and SoftQuad Software, Ltd., 99.1 - Press Release - Micrografx, Inc. Acquisition and 99.2 Press Release - SoftQuad Software, Ltd. Acquisition

Item 7. Financial Statements, Pro Forma Information and Exhibits

EXHIBITS.

(c) Exhibits

2.1 Merger Agreement dated as of July 16, 2001 as amended and restated between Corel Corporation, Calgary I Acquisition Corp. and Micrografx, Inc. (1)

2.2 Form of Participation Rights Agreement (1)

2.3 Merger Agreement dated as of August 7, 2001 between Corel Coporation, Calgary II Acquisition Corp. and SoftQuad Software, Ltd. (2)

99.1 Press release issued by Corel Corporation on July 16, 2001.

99.2 Press release issued by Corel Corporation on August 7, 2001.

(1) Previously filed as an exhibit to the Company's Registration Statement No. 333-67310 and incorporated herein by reference. (2) Previously filed as an exhibit to the Company's Schedule 13D filed on August 15, 2001 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 17, 2001

COREL CORPORATION

(Registrant)

By:	/s/John Blaine

John Blaine
Chief Financial Officer, Executive Vice President Finance and Treasurer
(Principal Accounting Officer)